As filed with the Securities and Exchange Commission on July 14, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TELADOC, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3705970
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

2 Manhattanville Road, Suite 203

Purchase, New York 10577
(Address of Principal Executive Offices) (Zip Code)

Teladoc, Inc. 2015 Incentive Award Plan (as amended and restated effective May 25, 2017)

Teladoc, Inc. 2015 Employee Stock Purchase Plan

Teladoc, Inc. 2017 Employment Inducement Incentive Award Plan (as amended on July 1, 2017)
(Full title of the plans)

Jason Gorevic

Mark Hirschhorn

Teladoc, Inc.

2 Manhattanville Road, Suite 203

Purchase, New York 10577

(203) 635-2002

Copies to:

Marc D. Jaffe	Adam C. Vandervoort
Rachel W. Sheridan	Chief Legal Officer & Secretary
Brandon J. Bortner	Teladoc, Inc.
Latham & Watkins LLP	2 Manhattanville Road, Suite 203
885 Third Avenue	Purchase, New York 10577
New York, New York 10022	(203) 635-2002
(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
	Amount	Maximum		Maximum
Title of Securities	to be	Offering Price		Aggregate		Amount of
to be Registered	Registered(1)	Per Share		Offering Price		Registration Fee
Common Stock, par value $0.001 per share	7,500,000 shares(2)	$34.775	(3)	$260,812,500.00	(3)	$30,228.17
Common Stock, par value $0.001 per share	187,234 shares(4)	$34.775	(3)	$6,511,062.35	(3)	$754.63
Common Stock, par value $0.001 per share	523,500 shares(5)	$21.66	(6)	$11,339,010.00	(6)	$1,314.19
Common Stock, par value $0.001 per share	976,500 shares(7)	$34.775	(3)	$33,957,787.50	(3)	$3,935.71

(1)          Pursuant to Rule 416 under the Securities Act, this registration statement (this “Registration Statement”) shall also cover additional shares of the common stock, par value $0.001 per share (“Common Stock”), of Teladoc, Inc. (the “Registrant”) that may become issuable under the Teladoc, Inc. 2015 Incentive Award Plan (as amended and restated effective May 25, 2017) (the “IAP”), the Teladoc, Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) and the Teladoc, Inc. 2017 Employment Inducement Incentive Award Plan (as amended on July 11, 2017) (the “EIIAP”) by reason of any stock split, stock dividend, recapitalization or other similar transaction.

(2)          Represents shares of Common Stock available for future issuance under the IAP, which number consists of (a) 800,000 shares of Common Stock available for immediate issuance under the IAP and (b) an additional 6,700,000 shares of Common Stock that may become issuable under the IAP pursuant to its terms. Shares of Common Stock available for issuance under the IAP were previously registered on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 9, 2015 (File No. 333-205568).

(3)          Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee, based on the average high and low prices reported on the New York Stock Exchange for the Common Stock on July 7, 2017.

(4)          Represents shares of Common Stock that may become issuable under the ESPP pursuant to its terms. Shares of Common Stock available for issuance under the ESPP were previously registered on a Registration Statement on Form S-8 filed with the Commission on July 9, 2015 (File No. 333-205568).

(5)          Represents shares of Common Stock issuable upon the exercise of non-qualified stock options outstanding under the EIIAP as of July 14, 2017.

(6)          Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee, based on the weighted average exercise price (rounded to the nearest cent) for outstanding stock options granted pursuant to the EIIAP.

(7)          Represents the number of shares of Common Stock available for future issuance under the EIIAP pursuant to its terms.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Registrant pursuant to the Exchange Act, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)           the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on March 1, 2017 (including information specifically incorporated by reference from the Registrant’s Definitive Proxy Statement on Schedule 14A for its 2017 Annual Meeting of Stockholders, filed with the Commission on April 6, 2017);

(b)           the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the Commission on May 8, 2017;

(c)           the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 24, 2017, March 2, 2017, May 31, 2017, June 20, 2017, June 21, 2017, June 22, 2017 and June 29, 2017; and

(d)           the description of the Registrant’s Common Stock contained in the prospectus included in the Registrant’s registration statement on Form 8-A (File No. 001-37477), filed with the Commission on June 26, 2015, pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific sections of such statements as set forth therein.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

None.

Item 6.   Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation provides that the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from breach of their fiduciary duties. However, nothing contained in such provision will eliminate or limit the liability of directors (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation and its amended and restated bylaws provide for indemnification of the officers and directors to the full extent permitted by applicable law.

In addition, the Registrant has entered into agreements to indemnify its directors and executive officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Registrant, among other things, to indemnify such persons against expenses, including attorneys’ fees, judgments, liabilities, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by the Registrant or in its right, that may arise by reason of their status or service as the Registrant’s director or executive officer and to advance expenses incurred by them in connection with any such proceedings.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

For a list of exhibits, see the Exhibit index in this Registration Statement, which is incorporated herein by reference.

Item 9.   Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on July 14, 2017.

TELADOC, INC.

By:	/s/ Jason Gorevic
Jason Gorevic
President and Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason Gorevic and Mark Hirschhorn, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments, to this Registration Statement, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason Gorevic	President, Chief Executive Officer and Director (Principal Executive Officer)	July 14, 2017
Jason Gorevic

/s/ Mark Hirschhorn	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	July 14, 2017
Mark Hirschhorn

/s/ Gabriel R. Cappucci	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	July 14, 2017
Gabriel R. Cappucci

/s/ Helen Darling	Director	July 14, 2017
Helen Darling

/s/ William H. Frist, M.D.	Director	July 14, 2017
William H. Frist, M.D.

/s/ Michael Goldstein	Director	July 14, 2017
Michael Goldstein

/s/ Thomas Mawhinney	Director	July 14, 2017
Thomas Mawhinney

/s/ Thomas G. McKinley	Director	July 14, 2017
Thomas G. McKinley

/s/ Kenneth H. Paulus	Director	July 14, 2017
Kenneth H. Paulus

/s/ David Shedlarz	Director	July 14, 2017
David Shedlarz

/s/ David B. Snow, Jr.	Director	July 14, 2017
David B. Snow, Jr.

EXHIBIT INDEX

Exhibit Number	Description
3.1

Sixth Amended and Restated Certificate of Incorporation of Teladoc, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37477), filed with the Commission on May 31, 2017).

3.2

Second Amended and Restated Bylaws of Teladoc, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-37477), filed with the Commission on May 31, 2017).

4.1

Form of Specimen Certificate Representing Common Stock (incorporated by reference to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-204577), filed with the Commission on June 24, 2015).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1*	Powers of Attorney (incorporated by reference to the signature page hereto).

99.1

Teladoc, Inc. 2015 Incentive Award Plan (as amended and restated effective May 25, 2017) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37477), filed with the Commission on May 31, 2017).

99.2

Teladoc, Inc. 2015 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.14 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-204577) filed with the Commission on June 18, 2015).

99.3	Teladoc, Inc. 2017 Employment Inducement Incentive Award Plan (as amended on July 11, 2017).

*   Filed herewith